Exhibit 10.1

SEVERANCE AGREEMENT

This Severance Agreement (this “Agreement”) is made and entered into as of the 26th day of November, 2008, by and between MID PENN BANK (the “Bank”) and ALAN W. DAKEY (“Executive”).

WHEREAS, Executive was employed by the Bank pursuant to that certain Executive Employment Agreement dated August 31, 2007 that became effective on September 1, 2007 (the “Employment Agreement”);

WHEREAS, Executive was the Chairman of the Board, President and Chief Executive Officer of the Bank and the President and Chief Executive Officer and a member of the Board of Directors of its parent, Mid Penn Bancorp, Inc. (the “Holding Company”), and was a director and executive officer of certain of their respective subsidiaries (“Subsidiaries”) (the Bank, the Holding Company and the Subsidiaries are sometimes referred to collectively herein as “Mid Penn”);

WHEREAS, the Bank has agreed to accept Executive’s resignation from all of his executive officer and director positions with the Bank, the Holding Company and the Subsidiaries and termination of his employment with the Bank, effective as provided herein, and the parties agree that the separation is not a result of any disagreement with Mid Penn on any matter related to Mid Penn’s operations, policies or practices; and

WHEREAS, the Bank and Executive do not anticipate that there will be any disputes between them or legal claims arising out of the separation, but nevertheless desire to ensure a completely amicable parting.

NOW, THEREFORE, in consideration of the mutual promises contained herein, and intending to be legally bound, the parties agree as follows:

1. Separation. Executive hereby confirms that, effective October 29, 2008, he has resigned from all positions as an employee, officer or director of the Bank, the Holding Company and the Subsidiaries.

2. Continuation of Pay and Benefits. For twenty-four (24) months from and after October 29, 2008 (the “Severance Period”), and in lieu of any benefits or payments otherwise provided under the Employment Agreement (as defined in the first “WHEREAS” clause above), the Bank hereby agrees:

(a) to pay to Executive his current stated base cash compensation, without regard to any elective deferral or salary reduction plan or program of the Bank, on the normal payroll schedule of the Bank and subject to applicable withholdings; and

(b) to maintain in full force and effect (and Executive shall remain a participant in) all group medical, life insurance and health-and-accident plans and arrangements currently provided to Executive by Bank if Executive’s continued participation is permitted under the general terms and conditions and rules and regulations of such plans and arrangements, including, but not limited to those set forth in Schedule A attached hereto. Nothing in this Agreement is meant to limit or does limit the coverage of the plans referenced in Schedule A to the term of the Severance Period; the plans referenced in Schedule A are governed by and subject to the terms and conditions of the individual plans. If Executive’s continued participation in any such group plan or arrangement is prohibited, Executive shall be entitled during such 24-month period to be paid by the Bank an amount equal to the monthly contributions, payments, premiums, credits or allocations that would otherwise have been made by the Bank to him, to his account, or on his behalf under such plans and arrangements from which his continued participation is barred, provided that Bank first uses its best efforts to obtain and pay for, on Executive’s behalf, individual insurance plans, policies or programs which provide Executive health-and-accident or life insurance or medical insurance coverage which is equivalent to the group coverage to which Executive was entitled prior to October 29, 2008 and to in which his participation is barred.

3. Employment Agreement. The parties agree that this Agreement is intended to resolve all of the rights and obligations of the parties under the Employment Agreement and to supersede the Employment Agreement in all respects.

4. Other Benefits. Except as otherwise provided herein, any benefits payable to Executive under Mid Penn’s plans or arrangements (other than the Employment Agreement) upon termination of Executive’s employment without cause shall be paid in accordance with the terms and conditions of such plans or arrangements.

5. Confidentiality. From and after the date hereof, Executive shall not, without the written consent of a duly authorized executive officer of the Bank, disclose to any person any material confidential information obtained by him while in the employ of the Bank with respect to any of the services, products, improvements, formulas, designs or styles, processes, customers, methods of distribution or business practices of Mid Penn, the disclosure of which reasonably would be expected to materially damage Mid Penn; provided, however, that for purposes of this Agreement confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by Mid Penn.

6. Restrictive Covenants. Executive covenants and agrees as follows:

(a) Noncompetition. Executive shall not, directly or indirectly, within the marketing area of the Bank (defined as all areas within 25 miles of any office or other facility of the Bank where the Bank has established an active and material marketing presence) enter into or engage generally in direct or indirect competition with the Bank in the business of banking or any banking or trust related business, either directly or indirectly, as an individual on his own or as a partner or joint venture, or as a director, officer, shareholder (except as an incidental shareholder), employee or agent for any person, for a period equal to the greater of (i) one year from the date hereof or (ii) the duration of any payments to Executive pursuant to Section 2. The existence of any material claim or cause of action of Executive against Mid Penn, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Bank of this covenant. Executive acknowledges and agrees that enforcement of this covenant not to compete will not prevent him from earning a livelihood and that any breach of the restrictions set forth in this Section will result in irreparable injury to Mid Penn for which it shall have no adequate remedy at law and that, therefore, the Bank shall be entitled to injunctive relief in order to enforce the provisions hereof. In the event that this Section 6(a) shall be determined by any court of competent jurisdiction to be unenforceable in part by reason of it being too great a period of time or covering too great a geographical area, it shall be in full force and effect as to the period of time or geographical area determined to be reasonable by the court.

(b) Return Of Materials. Upon termination of employment as provided herein, Executive shall immediately deliver to the Bank all correspondence, manuals, letters, notes, notebooks, reports and any other documents and tangible items containing or constituting confidential information about Mid Penn maintained at his office and shall promptly deliver all said materials held by him at other locations.

(c) Nonsolicitation Of Employees. Executive shall not entice or solicit, directly or indirectly, any other executives or key management personnel of Mid Penn to leave the employ of Mid Penn to work with Executive or any entity with which Executive has affiliated for a period equal to the greater of (1) one year from the date hereof or (ii) the duration of any payments to Executive pursuant to Section 2. Upon obtaining any injunction pursuant to (e) below with respect to a violation of this Section 6(c), the Bank shall be entitled to pursue reimbursement from Executive and/or Executive’s employer of costs incurred in securing a qualified replacement for any employee enticed away from Mid Penn by Executive.

(d) Nonsolicitation of Customers. Executive shall not entice or solicit, directly or indirectly, any client or customer of Mid Penn to become a customer or client of any competitor of Mid Penn for a period equal to the greater of (1) one year from the date hereof or (ii) the duration of any payments to Executive pursuant to Section 2.

(e) Nondisparagement. Executive agrees that he will not, at anytime following the date hereof, make any remarks to any person, orally or in writing, which are intended to defame or disparage the Holding Company, the Bank or any of their subsidiaries, or any of their respective officers or directors. Mid Penn Bank agrees that, at any time on or following the date hereof, neither it nor the Holding Company will make or cause to be made any remarks to any person, orally or in writing, which are intended to defame or disparage Executive or his reputation.

(f) Remedy. The Executive acknowledges and agrees that any breach of any of the restrictions set forth in Sections 5 or 6 of this Agreement will result in irreparable injury to Mid Penn for which it shall have no meaningful remedy in law and the Bank shall be entitled to injunctive relief in order to enforce provisions hereof, as well as to any other remedies at law or in equity.

7. Noncompetition Provisions in Other Agreements. The parties acknowledge that certain plans or arrangements of the Bank pursuant to which Executive is entitled to benefits may have noncompetition provisions that are inconsistent as to either duration or geographic scope with the noncompetition provision set forth in Section 6 above. The parties agree that

Section 6 above shall control over any such inconsistent provisions and that no such other plan or arrangement shall be deemed to restrict Executive from competing for a longer period or wider geographic scope than Section 6 does.

8. General Release of Claims. In keeping with the parties’ intent to allow for an amicable separation and as part of this Agreement, Executive, in consideration for the promises made in this Agreement, specifically but not limited to the limitation on noncompetition restrictions in other plans or arrangements pursuant to Section 7 above, which Executive agrees and acknowledges he would not otherwise be entitled to unless Executive signed this Agreement, Executive knowingly and voluntarily releases and forever discharges the Bank, the Holding Company and the Subsidiaries, and their respective directors, officers, employees and agents, of and from any and all claims, known and unknown, which Executive, his heirs, executors, administrators, successors, and assigns, have or may have against any of the Bank, the Holding Company and the Subsidiaries, and their respective directors, officers, employees and agents that accrued or arose at any time prior to the execution of this Agreement and General Release, including, but not limited to, any alleged violations of Title VII of the Civil Rights Act; the Executive Retirement Income Security Act; the Americans with Disabilities Act; the Fair Labor Standards Act; the Age Discrimination in Employment Act; the Older Workers Benefit Protection Act; the Pennsylvania Human Relations Act; the Pennsylvania Wage Payment and Collection Law; §§ 1981-1988 of Title 42 of the U.S.C.; the Immigration Reform and Control Act; the National Labor Relations Act; any amendments to the foregoing statutes; any other federal, state, or local civil rights or employment-related law, regulation, or ordinance; any public policy, contract, tort, or common law, including, but not limited to, breach of contract, wrongful discharge, reliance, or promissory estoppel; and any allegations for costs, fees, or other expenses, including attorneys’ fees. Nothing herein shall be deemed to constitute a release by Executive of his rights under this Agreement or any other plans or arrangements of Mid Penn pursuant to which benefits are to be paid or provided to Executive in accordance with Section 4 of this Agreement.

9. Waiver. Except for claims permitted by the last sentence of Section 8, Executive waives his right to file any action, charge, or complaint on his own behalf, and to participate in any action, charge, or complaint which may be made by any other person or organization on his behalf, with any federal, state, or local judicial body, court, or administrative agency against the Bank, the Holding Company and the Subsidiaries, except where such waiver is prohibited by law. Should any such action, charge, or complaint be filed, Executive agrees that he will not accept any relief or recovery therefrom. Executive confirms that no action, charge, or complaint of any kind is currently pending of which Executive is a party or has knowledge. Except as prohibited by law, in the event that any such action, charge, or complaint is filed, it shall be dismissed with prejudice upon presentation of the instant Agreement and Executive shall reimburse the Bank for the fees and costs, including attorneys’ fees, of defending such action, charge, or complaint.

10. Representations. By signing this Agreement, Executive represents and agrees that:

(a)	this Agreement is entered into knowingly and voluntarily;

(b)	that he is receiving consideration from the Bank in addition to anything of value to which he is already entitled;

(c)	that he has been given at least twenty-one (21) days to consider this Agreement and has chosen to execute it on the date set forth below his signature; and

(d)	that he has seven (7) days following his execution of this Agreement to revoke the same, in which case the obligations of the parties to this Agreement shall be null and void, including all obligations of the Bank contained herein.

11. Amendment. This Agreement may not be modified, altered, or changed except upon express written consent of both parties.

12. Entire Agreement. This Agreement sets forth the entire agreement between the parties hereof, and fully supersedes any prior agreements or understandings between the parties, including the Employment Agreement.

13. Governing Law and Jurisdiction. This Agreement shall be governed by and interpreted under the laws of the Commonwealth of Pennsylvania. Any and all disputes concerning this Agreement shall be brought in either the Court of Common Pleas of Dauphin County, Pennsylvania or the United States Court of Appeals for the Middle District of Pennsylvania. The foregoing courts shall have exclusion jurisdiction over any and all disputes arising from this Agreement or concerning the relationship of the parties to this Agreement.

14. Assignment. This Agreement shall not be assigned, pledged or transferred in any way by either party without the prior consent of the other party, except that the Bank may assign or transfer this Agreement in connection with any sale or merger of all or substantially all of the business or assets of the Bank or the Holding Company, provided that Mid Penn shall require any such successor or assignee to assume and agree to perform the obligations of the Bank hereunder to the same extent as though no such succession or assignment had taken place.

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IN WITNESS WHEREOF, intending to be legally bound, the parties have executed this Agreement on the dates set forth below to be effective as provided herein.

MID PENN BANK

	By:	/s/ Edwin D. Schlegel
Witness		Edwin D. Schlegel
Chairman, President & CEO

Date: November 26, 2008

/s/ Alan W. Dakey
Witness		Alan W. Dakey

Date: November 26, 2008

SCHEDULE A

1.	Split Dollar Life Insurance Plan – Agreement dated January 1, 1999, Endorsements dated February 28, 1999.

2.	Amended and Restated Salary Continuation Agreement – Agreement effective January 1, 2005 (amending and restating Salary Continuation Agreement effective January 1, 1999).

3.	Amended and Restated Executive Deferral Compensation Agreement as amended by First Amendment – Agreement effective January 1, 2005 (amending and restating Executive Deferred Compensation Agreement dated July 24, 2002). First Amendment dated March 26, 2008.

4.	Survivor Income Agreement – Agreement dated May 26, 1999.

5.	Director Retirement Plan – Agreement dated November 28, 2007.

6.	Amended and Restated Director Deferral Fee Agreement – Agreement effective January 1, 2005. First Amendment dated June 28, 2007. Second Amendment dated March 26, 2008.

7.	ESOP.

8.	Profit Sharing Retirement Plan.

9.	Deferred Bonus Agreement.